Exhibit 99.1

Press Release

Vuzix Announces its Third Quarter 2018 Financial Results and Delivers Year-Over-Year
Revenue and Operating Performance Improvements

ROCHESTER, N.Y., November 8, 2018 - Vuzix® Corporation (NASDAQ: VUZI), ("Vuzix" or, the "Company"), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its third quarter financial results for the period ended September 30, 2018.

Third Quarter 2018 Financial Results

For the three months ended September 30, 2018 total revenues were $1.9 million, an increase of 37% over the comparable period in 2017. The increase in revenues for the 2018 quarter was primarily the result of strong M300 Smart Glasses sales, which increased 56% over the comparative period.

There was an overall gross profit of $0.6 million for the three months ended September 30, 2018 as compared to a gross loss of $0.1 million for the same period in 2017. The product gross profit improvement for the 2018 period over the 2017 period reflects an improved average selling price of Smart Glasses and higher total overall revenues on which to absorb the generally fixed manufacturing overhead costs.

Research and Development (R&D) expense was $2.5 million for the three months ended September 30, 2018 compared to $1.5 million for the comparable 2017 period. The increase in R&D expense was primarily driven by additional R&D staff hiring and an increase in software development costs for the new Blade Smart Glasses.

Selling and Marketing expense was $1.0 million for the three months ended September 30, 2018 compared to $0.9 million for the comparable 2017 period.

General and administrative expense for the three months ended September 30, 2018 was $1.7 million versus $1.6 million in the prior year’s period.

The net loss attributable to common stockholders after accrued preferred share dividends for the three months ending September 30, 2018 was $5.3 million or $0.19 cents per share versus a net loss of $5.9 million or $0.28 for the same period in 2017.

Net cash operating loss after adding back non-cash adjustments for the third quarter of 2018 was $3.9 million as compared to first and second quarter 2018 cash usage of $4.6 million and $5.0 million, respectively. As of September 30, 2018, the Company maintained cash and cash equivalents of $23.5 million and an overall working capital position of $29.8 million.

Recent Developments

•	Vuzix, beginning this October, is now able to pursue product sales to first responders, defense and security organizations, and suppliers to military organizations through the amended non-compete agreement with Six15 Technologies;

•	Vuzix is already actively engaged and moving forward with several large defense suppliers on opportunities related to first responders and homeland defense, as well as for inclusion of the Company’s waveguide optics and related technologies into waveguide-based HMD systems for ground vehicles and aircraft;

•	Vuzix made an investment in WakingApp Ltd., a private company that is in the augmented reality software tool market, and entered into a commercial agreement with WakingApp such that WakingApp would provide full support for the Company’s AR products through the WakingApp AR software tool and licenses, providing Vuzix developers with access to the tool;

•	Vuzix has been engaged in ongoing discussions with the Toshiba Client Services and expects the remaining OEM product purchase obligations of $228,000 to be recognized as sales in the fourth quarter of 2018;

•	Launched the Vuzix Blade Smart Glasses Commercial Edition including the release of the Commercial Edge Software Suite and the Vuzix Blade Companion App for Google Play (Android) and the App Store (iOS) smart phone users;

•	M300 Smart Glasses new customer pilot programs now exceed 1,000, almost triple the level reported in December 2017;

•	M300 Smart Glasses follow-on order was placed to outfit further ramp handling operations at Changi Airport; 400 units were shipped in the third quarter and the remaining 200 units related to this order are expected to ship in the fourth quarter; and

•	Engineering services work with a global aerospace firm to develop a customized commercial avionics waveguide-based HMD system is progressing well; the waveguide-based head mounted display system project is expected to be completed and delivered to our customer in the fourth quarter, which will represent the balance of $141,000 in engineering services upon completion.

The following table compares condensed elements of the Company’s summarized Consolidated Statement of Operations data for the quarters ended September 30, 2018 and 2017, respectively:

	For 3 Months
	Ended September 30,
	2018	2017
Sales:
Sales of Products	$1,842,500	$1,138,413
Sales of Engineering Services	80,900	266,687

Total Sales	1,923,400	1,405,100

Total Cost of Sales	1,302,480	1,497,101

Gross Profit (Loss)	620,920	(92,001)
Operating Expenses:
Research and Development	2,468,449	1,506,307
Selling and Marketing	966,294	908,797
General and Administrative	1,666,596	1,612,542
Depreciation and Amortization	377,724	251,366
Impairment of Software Development Cost	196,223	-
(Gain) Loss on Inventory Revaluation and Product Discontinuance	(211,416)	1,151,482

Loss from Operations	(4,842,950)	(5,522,495)

Total Other Income (Expense)	45,194	20,253

Net Loss	(4,797,756)	(5,502,242)
Loss per Share after accrued Preferred Dividends	$(0.19)	$(0.28)

Management Commentary

“We achieved our third period of year-over-year top-line growth this quarter and our nine-month revenues for 2018 have already surpassed our total for all of 2017,” said Paul Travers, President and CEO of Vuzix. “Our M300 Smart Glasses new customer pilot count has now expanded to over 1,000 and with more pilots converting into deployments, leading to repeat orders, and we are now beginning to see the realization of these primary growth drivers in our sales results. The feedback we continue to receive from our Vuzix Integration Partners (VIPs) and end customers for this product is very positive and gives us increasing confidence that we are building an industry-leading smart glasses franchise on the enterprise side. We also continued to make solid progress with the Vuzix Blade in the third quarter in terms of both software development and growing Blade product shipments to our enterprise customers and developer community. Just this week, we launched the Blade Commercial Edge edition, which opens up a broader range of features not previously available and effectively makes the Blade a fully deployable enterprise product today. Regarding our waveguide optics business, the Company continues to nurture its relationships with numerous tier-1 OEM customers, the most notable last quarter being the one we announced in September with a global aerospace firm to develop a customized commercial avionics waveguide-based HMD system.”

Management Outlook

“Entering our final quarter of 2018 and looking forward to 2019 and beyond, we believe that our future is both bright and exciting,” said Paul Travers, President and CEO of Vuzix. “First, we feel we are well positioned to become a key supplier of AR smart glasses to the enterprise community. Enterprise customers including VIPs continue to place follow-on M300 orders and we have begun responding to competitive RFPs for as much as 15K+ pieces. Second, we strongly believe that the Vuzix Blade is poised to be a highly disruptive force in the market. Production is steadily ramping in our fourth quarter of 2018. The Vuzix Blade, with its planned new levels of performance and functionality, should make it the product of choice for a broad range of commercial enterprise applications, and of course an ever-expanding base of potential consumers who see the utility and have the desire to leave their phone in their pocket. We remain very excited about the prospects for Vuzix and believe that the fourth quarter will be one of our strongest to date, and one that sets the stage for rapid acceleration of our performance as AR industry growth finally begins to hit its next inflection point in 2019 enabled by the broader ecosystem development that we are seeing currently.”

Conference Call Information

Date: Thursday, November 8, 2018

Time: 4:15 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

Conference ID: 13684859

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the third quarter ended September 30, 2018.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days, starting on November 8th, 2018, at approximately 5:30 p.m. (ET). To access the replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13684859.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 62 patents and 71 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2018 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, Barcelona, Spain and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Media and Investor Relations Contact:

Matt Margolis, Director of Corporate Communications and Investor Relations, Vuzix Corporation matt_margolis@vuzix.com Tel: (585) 359-5952

Ed McGregor, Director of Institutional Investor Relations, Vuzix Corporation ed_mcgregor@vuzix.com Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com